UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: February 24, 2009

PIPELINE DATA INC.

(Exact name of small business issuer in its charter)

Delaware	7389	13-3953764
(State or jurisdiction of incorporation or organization)	(Primary Standard Indus. Classification Code Number)	(I.R.S. Employer Identification No)

1515 Hancock Street, Suite 301, Hancock Plaza

                Quincy, Massachusetts 02169

(617) 405-2600

(Address and telephone number of principal executive offices)

Randal A. McCoy

Pipeline Data Inc.

4400 North Point Parkway

Alpharetta, GA 30022

(687) 867-6000

(Name, address and telephone number of agent for service)

With copy to:

Sheila G. Corvino, Esq.

Pipeline Data Inc.

4400 North Point Parkway

Alpharetta, GA 30022

(687) 867-6000

Fax: 802-867-2468

1515 Hancock Street, Suite 301, Hancock Plaza

                Quincy, Massachusetts 02169

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 7.01 REGULATION FD DISCLOSURE

On February 23, 2009, Pipeline Data Inc. (the “Company”) announced that it has restructured agreements with its convertible noteholders as well as with the holders of a $16 million put claim against the Company. The Company announced it issued an affiliate of the ComVest Group a $15 million face amount preferred convertible stock instrument convertible into common stock of the Company at 12.2 cents per share with a 16% payment-in-kind (PIK). Total shares outstanding post transaction will be approximately 41 million common and 122,950,820 preferred convertible shares (initially convertible into 68% of the Company’s Common Stock) and total debt will be reduced from $53 million to $42 million when taking into consideration the current combined $37 million convertible notes and $16 million extinguishment in the put obligation. In addition, the group has made available to the Company an additional $15 million acquisition line-of- credit maturing September 30, 2012. The Company announced that concurrent with the transaction, Pipeline’s Board of Directors resigned and a new Board has been formed. The full text of the press release is set forth in Exhibit 99 hereto.

The information in this Form 8-K and the attached Exhibit is being furnished pursuant to Item 7.01 “Regulation FD Disclosure” shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pipeline Data Inc.
Dated:	February 24, 2009	By:	/s/ Randal McCoy
		Name:	Randal McCoy
		Title:	Chief Executive Officer